Exhibit 99.1

ROUNDY’S, INC. NAMES CHIEF MARKETING AND CHIEF HUMAN RESOURCE OFFICERS

MILWAUKEE – August 31, 2012 – Roundy’s, Inc. (“Roundy’s” or the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced Don P. Hamblen and Jessie W. Terry will join the Company as Chief Marketing Officer and Chief Human Resource Officer, respectively, effective immediately. Mr. Hamblen will replace Ronald Cooper, formerly Group Vice President of Marketing. Mr. Terry will replace Colleen J. Stenholt, formerly Group Vice President of Human Resources.

Mr. Hamblen has over 25 years of marketing experience in the consumer goods and specialty retail sectors. Most recently Mr. Hamblen was Senior Vice President Customer Marketing for Family Dollar Stores (NYSE: FDO) where he was responsible for their marketing strategy including brand building, integrated marketing communications, in-store customer experience and consumer insights. From 2006 to 2010, Mr. Hamblen was with Sears, a unit of Sears Holdings Corporation (NASDAQ: SHLD), serving most recently as Chief Marketing Officer. From 2000 to 2006, Mr. Hamblen was Vice President of Marketing at Payless ShoeSource (NYSE: PSS). Prior to 2000, Mr. Hamblen held marketing roles at LensCrafters and the Procter & Gamble Company (NYSE: PG).

Mr. Terry brings over 17 years of human resource experience in the consumer products, retail and industrial sectors. From 2001 to 2012, Mr. Terry was with Kraft Foods, Inc. (“Kraft”) (NYSE: KFT), having served most recently as Senior Human Resource Leader at Oscar Mayer, a Kraft business unit. At Kraft he was responsible for leading human resource teams that covered headquarters, field sales organizations and manufacturing facilities throughout the business. Prior to 2001, Mr. Terry’s experience includes human resource roles at Cummins, Inc. (NYSE: CMI) and operational roles at Dean Foods Company (NYSE: DF).

“We are excited to have Don and Jess join the Roundy’s team and welcome their extensive public company experience and perspective in marketing and human resources,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “Don will provide us with fresh marketing perspectives and ideas that will help us better understand and connect with our customers. Jess brings us strong human resource expertise to help us further build our team and drive organizational excellence that can support the growth of our business. We look forward to both of their future contributions.”

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois.

Contact: Katie Turner, ICR katie.turner@icrinc.com 646-277-1228